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                                                                      Exhibit 12


                    TEXAS EASTERN TRANSMISSION CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                                (In millions)



                                                                      Years Ended December 31,
                                            ----------------------------------------------------------------------
                                               2000         1999            1998           1997            1996
                                            ----------   -----------    ------------    ----------     -----------

Earnings Before Income Taxes                $      317    $      315    $        288    $      233     $       209
Fixed Charges                                      144           109             112           115             119
                                            ----------    ----------    ------------    ----------     -----------
     Total                                  $      461    $      424    $        400    $      348     $       328
                                            ==========    ==========    ============    ==========     ===========

Fixed Charges
  Interest on debt                          $      142    $      107    $        111    $      112     $       116
  Interest component of rentals                      2             2               1             3               3
                                            ----------    ----------    ------------    ----------     -----------
     Fixed Charges                          $      144    $      109    $        112    $      115     $       119
                                            ==========    ==========    ============    ==========     ===========

Ratio of Earnings to Fixed Charges                 3.2           3.9             3.6           3.0             2.8
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